EXHIBIT 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 7, 2004

Contacts:	Paris G. Reece III Chief Financial Officer (303) 804-7706 greece@mdch.com	Rachel Neumann Communications Director (303) 804-7729 rlneumann@mdch.com

M.D.C. HOLDINGS ANNOUNCES OFFERING OF
$250 MILLION MEDIUM TERM SENIOR NOTES

DENVER, Tuesday, December 7, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced the pricing of a public offering of $250 million principal amount of 5.375% medium term senior notes due December 2014 (the “2014 Notes”). The 2014 Notes will be general unsecured obligations of MDC and will rank equally and ratably with its other general unsecured and unsubordinated indebtedness. In addition, the 2014 Notes will be fully guaranteed on an unsecured basis, jointly and severally, by most of the Company’s homebuilding subsidiaries. The 2014 Notes will be issued under the terms outlined in the Company’s medium term notes program, under which the Company may, from time to time, issue senior or subordinated notes up to an aggregate $500 million principal amount. MDC will use the proceeds of the offering for general corporate purposes, including the repayment of existing indebtedness under its homebuilding line of credit.

MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Jacksonville, Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.